Exhibit 99.1

America Service Group Announces Second Quarter Results

Company Also Increases Guidance for Full Year 2010 Pro Forma Net Income and Declares Regular Quarterly Dividend of $0.06 Per Diluted Share

BRENTWOOD, Tenn.--(BUSINESS WIRE)--July 29, 2010--America Service Group Inc. (NASDAQ:ASGR):

Second Quarter Highlights:

  Increase in gross margin from continuing contracts to 8.4% of healthcare revenues in the quarter, from 7.5% in the prior year quarter;
  Increase in Adjusted EBITDA to $5.7 million in the quarter, from $5.0 million in the prior year quarter;
  Increase in income from continuing operations before taxes to $3.6 million in the quarter from $3.2 million in the prior year quarter;
  Increase in guidance for full year 2010 pro forma net income to $11.5 million;
  Declared regular quarterly dividend of $0.06 per diluted share for the third quarter 2010;
  Days sales outstanding in accounts receivable of 27 days at June 30, 2010;
  Cash and cash equivalents of $29.7 million at June 30, 2010; and
  No debt outstanding at June 30, 2010.

America Service Group Inc. (NASDAQ:ASGR) announced today results for the second quarter ended June 30, 2010, and increased its guidance for full year 2010 pro forma net income.

Commenting on today’s announcement, Richard Hallworth, president and chief executive officer of America Service Group, said, “Through the first six months, our company has outperformed our internal expectations. Based upon our second quarter results, we are pleased to again raise pro forma net income guidance for 2010 to reflect the continued strong underlying performance of our continuing contracts. Despite significant expected uses of cash this quarter, we achieved a very solid cash balance by quarter end and our days sales outstanding in accounts receivable continue at historically low levels. The pipeline of potential new business opportunities remains very robust although the timing of several key opportunities lags original expectations.”

Income Statement Presentation Format as a Result of United States Generally Accepted Accounting Principles (“GAAP”) Related to Discontinued Operations

As noted in its 2009 annual report on Form 10-K, the Company is applying the discontinued operations provisions of GAAP to all service contracts that expire subsequent to January 1, 2002. In accordance with GAAP, the results of operations of contracts that expire, less applicable income taxes are classified on the Company’s consolidated statements of operations separately from continuing operations. The presentation prescribed for discontinued operations requires the collapsing of healthcare revenues and expenses, as well as other specifically identifiable costs, into the income or loss from discontinued operations, net of taxes. Items such as indirect selling, general and administrative expenses or interest expense cannot be allocated to expired contracts. The GAAP accounting presentation as it relates to discontinued operations and the Company’s expired contracts has no impact on net income, earnings per share, total cash flows or stockholders’ equity.

As a result of the application of GAAP related to discontinued operations, “healthcare revenues” and “healthcare expenses” on the Company’s consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts. The Company will also discuss “Total Revenues,” “Total Healthcare Expenses,” and “Total Gross Margin,” which will include all of the Company’s revenues and healthcare expenses for a period (i.e., healthcare revenues plus revenues from expired service contracts, or healthcare expenses plus expenses from expired contracts less share-based compensation expense). Total Gross Margin is defined as Total Revenues less Total Healthcare Expenses. Total Gross Margin excludes share-based compensation expense. Reconciliations of healthcare revenues to Total Revenues, healthcare expenses to Total Healthcare Expenses and gross margin to Total Gross Margin are found in the attached schedules.

Results for Second Quarter and Six Months Ended June 30, 2010

Healthcare revenues from continuing contracts for the second quarter of 2010 were $156.2 million, an increase of 2.4% over the prior year quarter. Healthcare revenues from continuing contracts for the six months ended June 30, 2010, were $318.0 million, an increase of 15.1% over the prior year period. Total Revenues, which include revenues from continuing and discontinued contracts, for the second quarter of 2010 were $157.1 million, a decrease of 1.0% from the prior year quarter. Total Revenues for the six months ended June 30, 2010, were $321.2 million, an increase of 10.9% from the prior year period. The increase in both healthcare revenues from continuing contracts as well as Total Revenues from the prior year six months ended June 30, 2009, is primarily due to the commencement of services on April 1, 2009, under the Company’s contract with the State of Michigan Department of Corrections.

Healthcare expenses from continuing contracts for the second quarter of 2010 were $143.2 million, or 91.6% of healthcare revenues, as compared with $141.1 million, or 92.5% of healthcare revenues, in the prior year quarter. Healthcare expenses from continuing contracts for the six months ended June 30, 2010, were $289.6 million, or 91.1% of healthcare revenues, as compared with $256.0 million, or 92.6% of healthcare revenues, in the prior year period. Healthcare expenses have been negatively impacted by adverse reserve development related to pre-2010 professional liability claims of $1.8 million and $2.3 million in the second quarter and the six months ended June 30, 2010, respectively. The 2010 amounts compare with $3.0 million and $5.4 million of adverse reserve development in the second quarter and six months ended June 30, 2009, respectively. Total Healthcare Expenses, which include expenses from continuing and discontinued contracts but excludes share-based compensation expense, for the second quarter of 2010 were $144.1 million, or 91.7% of Total Revenues, as compared with $146.8 million, or 92.5% of Total Revenues, in the prior year quarter. Total Healthcare Expenses for the six months ended June 30, 2010, were $292.9 million, or 91.2% of Total Revenues, as compared with $268.4 million, or 92.7% of Total Revenues, in the prior year period. The increase in both healthcare expenses from continuing contracts as well as Total Healthcare Expenses from the prior year six months ended June 30, 2009, is primarily due to the commencement of services on April 1, 2009, under the Company’s contract with the State of Michigan Department of Corrections.

Gross margin from continuing contracts for the second quarter of 2010 was $13.1 million, or 8.4% of healthcare revenues, as compared with $11.4 million, or 7.5% of healthcare revenues, in the prior year quarter. Gross margin from continuing contracts for the six months ended June 30, 2010, was $28.4 million, or 8.9% of healthcare revenues, as compared with $20.3 million, or 7.4% of healthcare revenues, in the prior year period. Total Gross Margin, which includes continuing and discontinued contracts and excludes share-based compensation expense, for the second quarter of 2010 was $13.0 million, or 8.3% of Total Revenues, as compared with $11.9 million, or 7.5% of Total Revenues, in the prior year quarter. Total Gross Margin for the six months ended June 30, 2010, was $28.2 million, or 8.8% of Total Revenues, as compared with $21.2 million, or 7.3% of Total Revenues, in the prior year period.

Selling, general and administrative expenses for the second quarter of 2010 were $8.2 million, or 5.3% of healthcare revenues, as compared with $7.4 million, or 4.9% of healthcare revenues, in the prior year quarter. Selling, general and administrative expenses for the six months ended June 30, 2010, were $17.0 million, or 5.3% of healthcare revenues, as compared with $14.7 million, or 5.3% of healthcare revenues, in the prior year period. Included in selling, general and administrative expenses is accrued bonus expense related to the Company’s 2010 incentive compensation plan of $258,000 and $1.8 million in the second quarter and six months ended June 30, 2010, respectively, compared with $830,000 and $1.4 million of accrued bonus expense in the prior year quarter and six months ended June 30, 2009, respectively, related to the Company’s 2009 incentive compensation plan. Also, included in selling, general and administrative expenses is share-based compensation expense of $929,000 and $1.3 million in the second quarter and six months ended June 30, 2010, respectively, compared with $435,000 and $889,000 of share-based compensation expense for the second quarter and six months ended June 30, 2009, respectively. Included in the second quarter and six months ended June 30, 2010, share-based compensation expense is approximately $498,000 related to the accelerated vesting of restricted shares that were issued in the first quarter of 2009, due to the achievement of a specified target for the average closing share price of the Company’s common stock. This target was set at an approximate 56% appreciation in share price from the closing share price on March 9, 2009, the time of the initial grant of the restricted shares. Selling, general and administrative expenses, excluding share-based compensation expense, as a percentage of Total Revenues for the second quarter of 2010 were 4.6%, as compared with 4.4% in the prior year quarter. Selling, general and administrative expenses, excluding share-based compensation expense, as a percentage of Total Revenues for the six months ended June 30, 2010, were 4.9%, as compared with 4.8% in the prior year period.

Expenses related to the Company’s Audit Committee investigation into certain matters at Secure Pharmacy Plus, LLC, the findings of which were reported in March 2006, for the quarters ended June 30, 2010 and 2009, were $203,000 and $120,000, respectively, and for the six months ended June 30, 2010 and 2009, were $356,000 and $133,000, respectively. The expenses incurred in the quarter and six months ended June 30, 2010, are primarily due to legal expenses incurred as part of the Company reaching a settlement in principle on February 19, 2010, regarding the shareholder litigation filed against the Company and certain individual defendants on April 6, 2006, and related litigation filed by the Company against one of its insurance carriers discussed below.

The settlement regarding the shareholder litigation, which has received preliminary Court approval, is subject to final approval by the Court and provides for payment by the Company of $10.5 million and issuance by the Company of 300,000 shares of common stock and would lead to a dismissal with prejudice of all claims against all defendants in the litigation. The $10.5 million cash component of the settlement was paid by the Company to the escrow agent appointed by the Court during the second quarter of 2010. The preliminary total value of the settlement, based upon the Company’s closing share price for its common stock of $15.42 per share on February 19, 2010, was approximately $15.1 million. The final value of the settlement will be determined based upon the Company’s closing share price at the time of final approval of the settlement by the Court. The settlement provides for price protection to the plaintiffs in the event the closing share price is below $14.65 per share at the time of final approval of the settlement by the Court. In such event, the Company would pay in cash the difference between the share value at the time of final approval and $14.65 per share.

In addition to its primary directors and officers liability (“D&O”) insurance carrier, with which the Company has settled all claims, the Company also maintains D&O insurance with an excess D&O carrier that provides for additional coverage of up to $5.0 million for losses in excess of $10.0 million. To date, the excess D&O carrier has denied coverage of this matter. After failing to reach agreement with the excess D&O carrier concerning the amount of their contribution to the settlement, the Company filed suit against the excess D&O carrier in the second quarter of 2010.

Corporate restructuring expenses related to management transitional changes previously disclosed by the Company on June 21, 2010, were $311,000 in the second quarter of 2010. There were no corporate restructuring expenses in the second quarter of 2009.

Adjusted EBITDA for the second quarter of 2010 was $5.7 million, as compared with $5.0 million in the prior year quarter. Adjusted EBITDA for the six months ended June 30, 2010, was $12.5 million, as compared with $7.4 million in the prior year period. As reflected in the attached schedule, the Company defines Adjusted EBITDA as earnings before interest expense or income, income taxes, depreciation, amortization, corporate restructuring expenses, Audit Committee investigation expenses, including the shareholder litigation expenses and share-based compensation expense. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.

Depreciation and amortization expense for the second quarter of 2010 was $829,000, as compared with $642,000 in the prior year quarter. Depreciation and amortization expense for the six months ended June 30, 2010, was $1.6 million, as compared with $1.3 million in the prior year period.

Income from operations for the second quarter of 2010 was $3.5 million, as compared with $3.2 million in the prior year quarter. Income from operations for the six months ended June 30, 2010, was $9.1 million, as compared with $4.3 million in the prior year period.

Net interest income for the second quarter of 2010 was $32,000, as compared with net interest expense of $56,000 in the prior year quarter. Net interest income for the six months ended June 30, 2010, was $52,000, as compared with net interest expense of $120,000 in the prior year period.

Income from continuing operations before income taxes for the second quarter of 2010 was $3.6 million, as compared with $3.2 million in the prior year quarter. Income from continuing operations before income taxes for the six months ended June 30, 2010, was $9.1 million, as compared with $4.1 million in the prior year period.

The income tax provision for the second quarter of 2010 was $1.6 million, as compared with $1.4 million in the prior year quarter. The income tax provision for the six months ended June 30, 2010, was $3.9 million, as compared with $1.8 million in the prior year period.

Income from continuing operations after taxes for the second quarter of 2010 was $2.0 million, as compared with $1.8 in the prior year quarter. Income from continuing operations after taxes for the six months ended June 30, 2010, was $5.3 million, as compared with $2.4 in the prior year period.

The loss from discontinued operations, net of taxes, for the second quarter of 2010 was $65,000, as compared with income from discontinued operations, net of taxes, of $286,000 in the prior year quarter. The loss from discontinued operations, net of taxes, for the six months ended June 30, 2010, was $116,000, as compared with income from discontinued operations, net of taxes, of $451,000 in the prior year period.

Net income for the second quarter of 2010 was $1.9 million, as compared with $2.1 million in the prior year quarter. Net income for the six months ended June 30, 2010, was $5.1 million, as compared with $2.8 million in the prior year period. Net income for the second quarter and six months ended June 30, 2010, would have been $2.4 million and $5.6 million, respectively, excluding the after-tax impact of the accelerated vesting of certain restricted shares and the corporate restructuring expenses discussed above.

Net income available to common shareholders represents the Company’s net income excluding any amounts required to be allocated to unvested restricted shares for purposes of calculating earnings per share. Net income available to common shareholders for the second quarter of 2010 was $1.9 million, or $0.21 per basic and diluted common share, as compared with $2.0 million, or $0.23 per basic and diluted common share, in the prior year quarter. Net income available to common shareholders for the six months ended June 30, 2010, was $5.0 million, or $0.57 per basic and diluted common share, as compared with $2.7 million, or $0.30 per basic and diluted common share, in the prior year period.

Cash and cash equivalents were $29.7 million at June 30, 2010, as compared with $41.5 million at March 31, 2010, and $37.7 million at December 31, 2009. There was no debt outstanding at June 30, 2010, March 31, 2010, or December 31, 2009. Days sales outstanding in accounts receivable were 27 days at June 30, 2010, as compared with 28 days at March 31, 2010, and 25 days at December 31, 2009.

Declaration of Quarterly Dividend

On July 28, 2010, the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock for the 2010 third quarter. The dividend will be paid on September 9, 2010, to shareholders of record on August 19, 2010.

Stock Repurchase Program

On March 4, 2008, the Company announced that its Board of Directors had approved a stock repurchase program to repurchase up to $15 million of the Company’s common stock through the end of 2009. On July 28, 2009, the Company’s Board of Directors authorized the extension of the stock repurchase program by two years through the end of 2011. This program is intended to be implemented through purchases made from time to time in either the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. Under the stock repurchase program, no shares will be purchased directly from officers or directors of the Company.

There were no repurchases of common stock during the second quarter of 2010. Since the inception of the repurchase program, the Company has repurchased and retired 891,850 shares of its common stock under the repurchase program for approximately $11.2 million. The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. Funds for the repurchase of shares are expected to come primarily from cash provided by operating activities and also from funds on hand, including amounts available under the Company’s credit facility.

The repurchase program does not obligate the Company to acquire any particular amount of common stock, and the repurchase program may be suspended at any time at the Company’s discretion.

As of July 28, 2010, the Company had approximately 9.0 million shares outstanding.

2010 Guidance

The Company is increasing its guidance for estimated full-year 2010 pro forma net income. The Company’s updated guidance for estimated full year 2010 results with a comparison to previous guidance is summarized below:

		Previous	Updated
		Guidance	Guidance
		For Full Year	For Full Year
		2010 Results	2010 Results
	Total Revenues (1)	$640.0 – $650.0 million	$640.0 – $650.0 million
	Healthcare expenses (2)	$585.8 – $595.8 million	$584.3 – $594.3 million
	Gross margin (2)	$54.2 million	$55.7 million
	Selling, general and administrative expenses (3)	$31.6 million	$32.5 million
	Corporate restructuring expenses	-	$0.3 million
	Audit Committee investigation and related expenses (4)	$0.7 million	$1.0 million
	Depreciation, amortization and interest expense (1)	$3.2 million	$3.2 million
	Pre-tax income (1)(2)(3)(4)	$18.7 million	$18.7 million
	Income tax provision (1)	$7.9 million	$7.9 million
	Net income	$10.8 million	$10.8 million
	Net income available to common shareholders for purposes of calculating earnings per share	$10.4 million	$10.4 million
	Weighted average common shares outstanding – diluted	9.0 million	9.0 million
	Net income available to common shareholders per common share – diluted	$1.16	$1.16
	Pro forma net income (5)	$11.2 million	$11.5 million

(1)	From continuing and discontinued contracts.
(2)	From continuing and discontinued contracts, including share-based compensation expense allocated to healthcare expenses of $0.1 million estimated for 2010.
(3)	Including share-based compensation expense allocated to selling, general and administrative expenses of $2.2 million estimated for 2010 (previous guidance estimate was $1.8 million).
(4)

Includes estimated legal expenses of $0.5 million and estimated increase of $0.5 million to preliminary settlement value in shareholder litigation based upon the recent trading prices of the Company’s common stock (previous guidance estimate was $0.5 million legal expenses and $0.2 million change in settlement value).

(5)	Adjusted for the after tax impact of corporate restructuring expenses and Audit Committee investigation and related expenses, including shareholder litigation expenses.

Consistent with past practice, the Company’s guidance for full year 2010 results does not consider the impact of any contracts with potential new customers that have not yet been signed. Contracts currently in operation are included in the guidance for full year 2010 results through the end of the year, unless the Company has previously been notified otherwise by the client.

Conference Call

A listen-only simulcast and replay of America Service Group’s second quarter 2010 results conference call will be available online at www.asgr.com or www.earnings.com on July 30, 2010, beginning at 11:00 a.m. Eastern time. In addition, a copy of the press release containing the related financial information and other information concerning the Company can be found on the Company’s website.

America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare programs to government agencies for the medical care of inmates. More information about America Service Group can be found on the Company’s website at www.asgr.com.

This release contains certain financial information not derived in accordance with GAAP. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company’s definition of such information and reconciliation to the most comparable GAAP measure is included below.

The most directly comparable GAAP measures for the guidance provided by the Company are: healthcare revenues; healthcare expenses; gross margin; income from continuing operations before income taxes; income tax provision; depreciation and amortization; and interest, each of which will only include results from continuing contracts. Because it is not possible to reliably forecast discontinued operations, reconciliation of the Company’s guidance to the most directly comparable GAAP measure cannot be estimated on a forward-looking basis.

Cautionary Statement

This press release contains “forward-looking” statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company’s or management’s beliefs and expectations, including 2010 guidance, constitute forward-looking statements and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

  the Company’s ability to retain existing client contracts and obtain new contracts at acceptable pricing levels;
  whether or not government agencies continue to privatize correctional healthcare services;
  risks arising from governmental budgetary pressures and funding;
  the possible effect of adverse publicity on the Company’s business;
  increased competition for new contracts and renewals of existing contracts;
  risks arising from the possibility that the Company may be unable to collect accounts receivable or that accounts receivable collection may be delayed;
  the Company’s ability to limit its exposure for inmate medical costs, catastrophic illnesses, injuries and medical malpractice claims in excess of amounts covered under contracts or insurance coverage;
  the Company’s ability to maintain and continually develop information technology and clinical systems;
  the outcome or adverse development of pending litigation, including professional liability litigation;
  the Company’s determination whether to continue the payment of quarterly cash dividends, and if so, at the current amount;
  the Company’s determination whether to repurchase shares under its stock repurchase program;
  the Company’s dependence on key management and clinical personnel;
  risks arising from potential weaknesses or deficiencies in the Company’s internal control over financial reporting;
  risks associated with the possibility that the Company may be unable to satisfy covenants under its credit facility;
  the risk that government or municipal entities (including the Company’s government and municipal customers) may bring enforcement actions against, seek additional refunds from, or impose penalties on, the Company or its subsidiaries as a result of the matters investigated by the Audit Committee in prior years;
  the Company’s ability to expand its products beyond its traditional correctional health client base; and
  the risk that recent legal settlements, including settlement in principle of the shareholder litigation, are not approved by the respective courts.

A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company’s Annual Report on Form 10-K and other filings it makes with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

AMERICA SERVICE GROUP INC. CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in thousands, except per share data)

	Three Months Ended June 30,
	2010	% of Revenue	2009	% of Revenue
Healthcare revenues	$156,236	100.0	$152,573	100.0
Healthcare expenses	143,169	91.6	141,147	92.5
Gross margin	13,067	8.4	11,426	7.5
Selling, general and administrative expenses	8,193	5.3	7,415	4.9
Corporate restructuring expenses	311	0.2	-	-
Audit Committee investigation and related expenses	203	0.1	120	0.1
Depreciation and amortization	829	0.5	642	0.4
Income from operations	3,531	2.3	3,249	2.1
Interest expense (income)	(32)	-	56	-
Income from continuing operations before income tax provision	3,563	2.3	3,193	2.1
Income tax provision	1,559	1.0	1,376	0.9
Income from continuing operations	2,004	1.3	1,817	1.2
Income (loss) from discontinued operations, net of taxes	(65)	(0.1)	286	0.2
Net income	$1,939	1.2	$2,103	1.4
Net income available to common shareholders for purposes of calculating earnings per share	$1,890		$2,032

Income (loss) available to common shareholders per common share – basic:
Continuing operations	$0.22		$0.20
Discontinued operations, net of taxes	(0.01)		0.03
Net income available to common shareholders per common share	$0.21		$0.23

Income (loss) available to common shareholders per common share – diluted:
Continuing operations	$0.22		$0.20
Discontinued operations, net of taxes	(0.01)		0.03
Net income available to common shareholders per common share	$0.21		$0.23

Weighted average common shares outstanding:
Basic	8,787		8,956
Diluted	8,875		9,038

AMERICA SERVICE GROUP INC. CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in thousands, except per share data)

	Six Months Ended June 30,
	2010	% of Revenue	2009	% of Revenue
Healthcare revenues	$317,953	100.0	$276,309	100.0
Healthcare expenses	289,555	91.1	255,985	92.6
Gross margin	28,398	8.9	20,324	7.4
Selling, general and administrative expenses	17,045	5.3	14,660	5.3
Corporate restructuring expenses	311	0.1	-	-
Audit Committee investigation and related expenses	356	0.1	133	0.1
Depreciation and amortization	1,600	0.5	1,264	0.5
Income from operations	9,086	2.9	4,267	1.5
Interest expense (income)	(52)	-	120	-
Income from continuing operations before income tax provision	9,138	2.9	4,147	1.5
Income tax provision	3,886	1.2	1,796	0.6
Income from continuing operations	5,252	1.7	2,351	0.9
Income (loss) from discontinued operations, net of taxes	(116)	(0.1)	451	0.1
Net income	$5,136	1.6	$2,802	1.0
Net income available to common shareholders for purposes of calculating earnings per share	$4,990		$2,704

Income (loss) available to common shareholders per common share – basic:
Continuing operations	$0.58		$0.25
Discontinued operations, net of taxes	(0.01)		0.05
Net income available to common shareholders per common share	$0.57		$0.30

Income (loss) available to common shareholders per common share – diluted:
Continuing operations	$0.58		$0.25
Discontinued operations, net of taxes	(0.01)		0.05
Net income available to common shareholders per common share	$0.57		$0.30

Weighted average common shares outstanding:
Basic	8,724		8,948
Diluted	8,810		8,977

AMERICA SERVICE GROUP INC. CONSOLIDATED BALANCE SHEETS (Unaudited, in thousands)

	June 30, 2010	Dec. 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$29,687	$37,655
Accounts receivable: healthcare and other, less allowances	46,869	44,629
Inventories	2,747	2,929
Prepaid expenses and other current assets	13,616	16,754
Current deferred tax assets	6,633	9,252
Total current assets	99,552	111,219
Property and equipment, net	10,396	9,447
Goodwill	40,772	40,772
Contracts, net	1,798	1,937
Other assets	10,838	11,837
Total assets	$163,356	$175,212

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$20,566	$15,393
Accrued medical claims liability	23,722	22,358
Accrued expenses	45,821	62,895
Deferred revenue	3,508	13,385
Total current liabilities	93,617	114,031
Noncurrent portion of accrued expenses	17,796	15,481
Noncurrent deferred tax liabilities	4,489	3,727
Total liabilities	115,902	133,239
Stockholders’ equity:
Common stock	90	89
Additional paid-in capital	35,029	33,608
Retained earnings	12,335	8,276
Total stockholders’ equity	47,454	41,973
Total liabilities and equity	$163,356	$175,212

AMERICA SERVICE GROUP INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited, in thousands)

	Six Months Ended June 30,
	2010	2009
Cash Flows from Operating Activities
Net income	$5,136	$2,802
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,602	1,305
Loss on retirement of fixed assets	-	31
Finance cost amortization	16	18
Deferred income taxes	3,512	1,921
Share-based compensation expense	1,455	923
Excess tax benefits from share-based compensation expense	(131)	(121)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,240)	(5,341)
Inventories	182	45
Prepaid expenses and other current assets	3,138	(178)
Other assets	983	(14)
Accounts payable	5,173	(648)
Accrued medical claims liability	1,364	8,255
Accrued expenses	(14,759)	6,282
Deferred revenue	(9,877)	(4,978)
Net cash provided by (used in) operating activities	(4,446)	10,302

Cash Flows from Investing Activities
Capital expenditures	(2,412)	(2,047)
Net cash used in investing activities	(2,412)	(2,047)

Cash Flows from Financing Activities
Share repurchases	(544)	(2,669)
Dividends on common stock	(1,077)	-
Excess tax benefits from share-based compensation expense	131	121
Restricted stock repurchased from employees for employees’ tax liability	(418)	-
Issuance of common stock	186	150
Exercise of stock options	612	820
Net cash used in financing activities	(1,110)	(1,578)

Net increase (decrease) in cash and cash equivalents	(7,968)	6,677
Cash and cash equivalents at beginning of period	37,655	24,855
Cash and cash equivalents at end of period	$29,687	$31,532

AMERICA SERVICE GROUP INC. SCHEDULES OF INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES (Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Healthcare revenues	$834	$6,152	$3,198	$13,288
Healthcare expenses	941	5,650	3,392	12,485
Gross margin	(107)	502	(194)	803
Depreciation and amortization	2	20	2	41
Income (loss) from discontinued operations before income taxes	(109)	482	(196)	762
Income tax provision (benefit)	(44)	196	(80)	311
Income (loss) from discontinued operations, net of taxes	$(65)	$286	$(116)	$451

AMERICA SERVICE GROUP INC.

DISCUSSION AND RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited, in thousands)

This release contains certain financial information not derived in accordance with GAAP. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company’s definition of such information and reconciliations to the most comparable GAAP measures (net income, healthcare revenues, healthcare expenses and gross margin) are included below.

ADJUSTED EBITDA

The Company defines Adjusted EBITDA as earnings before interest expense or income, income taxes, depreciation, amortization, corporate restructuring expenses, Audit Committee investigation expenses, including shareholder litigation expenses and share-based compensation expense. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.

The Company believes that Adjusted EBITDA is an important operating measure that supplements discussions and analysis of the Company’s results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management, credit providers and analysts. The Company’s management, credit providers and analysts rely upon Adjusted EBITDA as a key measure to review and assess operating performance. Adjusted EBITDA is utilized by management, credit providers and analysts to compare the Company’s current operating results with the corresponding periods in the previous year and to compare the Company’s operating results with other companies in the healthcare industry.

Adjusted EBITDA is not a measure of financial performance under United States generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

AMERICA SERVICE GROUP INC. DISCUSSION AND RECONCILIATIONS OF NON-GAAP MEASURES (Continued) (Unaudited, in thousands) RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income	$1,939	$2,103	$5,136	$2,802
Depreciation and taxes included in income (loss) from discontinued operations, net of taxes	(42)	216	(78)	352
Income tax provision	1,559	1,376	3,886	1,796
Interest expense (income)	(32)	56	(52)	120
Depreciation and amortization	829	642	1,600	1,264
Corporate restructuring expenses	311	-	311	-
Audit Committee investigation and related expenses	203	120	356	133
Share-based compensation expense included in healthcare expenses	28	12	42	24
Share-based compensation expense included in selling, general and administrative expenses	929	435	1,347	899
Adjusted EBITDA	$5,724	$4,960	$12,548	$7,390

TOTAL REVENUES, TOTAL HEALTHCARE EXPENSES AND TOTAL GROSS MARGIN

The Company defines Total Revenues as healthcare revenues plus revenues from expired service contracts classified as discontinued operations. The Company defines Total Healthcare Expenses as healthcare expenses plus expenses from expired contracts classified as discontinued operations, less share-based compensation expense. The Company defines Total Gross Margin as Total Revenues less Total Healthcare Expenses.

The Company believes that Total Revenues, Total Healthcare Expenses and Total Gross Margin are useful measurements when comparing the Company’s performance for such items as selling, general and administrative expenses, interest expense or tax expense as a percentage of revenue between periods. As a result of the application of GAAP, “healthcare revenues,” “healthcare expenses,” and “gross margin” on the Company’s consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts.

RECONCILIATIONS OF HEALTHCARE REVENUES TO TOTAL REVENUES

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Healthcare revenues	$156,236	$152,573	$317,953	$276,309
Healthcare revenues included in income (loss) from discontinued operations, net of taxes	834	6,152	3,198	13,288
Total Revenues	$157,070	$158,725	$321,151	$289,597

AMERICA SERVICE GROUP INC. DISCUSSION AND RECONCILIATIONS OF NON-GAAP MEASURES (Continued) (Unaudited, in thousands) RECONCILIATIONS OF HEALTHCARE EXPENSES TO TOTAL HEALTHCARE EXPENSES

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Healthcare expenses	$143,169	$141,147	$289,555	$255,985
Healthcare expenses included in income (loss) from discontinued operations, net of taxes	941	5,650	3,392	12,485
Share-based compensation expense included in healthcare expenses	(28)	(12)	(42)	(24)
Total Healthcare Expenses	$144,082	$146,785	$292,905	$268,446

RECONCILIATIONS OF GROSS MARGIN TO TOTAL GROSS MARGIN

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Gross margin	$13,067	$11,426	$28,398	$20,324
Gross margin included in income (loss) from discontinued operations, net of taxes	(107)	502	(194)	803
Share-based compensation expense included in gross margin	28	12	42	24
Total Gross Margin	$12,988	$11,940	$28,246	$21,151

CONTACT:
America Service Group Inc.
Richard Hallworth, President and Chief Executive Officer
615-373-3100
or
Michael W. Taylor, Executive Vice President and Chief Financial Officer
615-373-3100